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Exhibit 23.1

Deloitte Tax LLP 111 S. Wacker Drive Chicago, IL 60606-4301 USA Tel: + 1 312 486 1000 Fax: +1 312 486 1486 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-124730 of CBOT Holdings, Inc. of our report dated March 2, 2005 related to the Board of Trade of the City of Chicago, Inc. and its subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP

June 21, 2005